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EXHIBIT (a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Iomega Corporation
at
$3.85 Net Per Share
Pursuant to the Offer to Purchase dated April 24, 2008
by
Emerge Merger Corporation
a wholly owned subsidiary of
EMC Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON MAY 21, 2008, UNLESS THE OFFER IS EXTENDED.

April 24, 2008

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated April 24, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), to purchase all outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation ("Iomega"), at a price of $3.85 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of Iomega from the President and Chief Executive Officer of Iomega, accompanied by Iomega's Solicitation/Recommendation Statement on Schedule 14D-9.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The offer price is $3.85 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 8, 2008, among EMC, Purchaser and Iomega, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Iomega, with Iomega as the surviving corporation (the "Merger"), and each issued and outstanding Share (other than Shares held in the treasury of Iomega, owned by EMC, Purchaser or any wholly owned subsidiary of EMC or Iomega, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, upon the surrender of the certificate formerly representing such Share.

          4.     The Iomega board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The Iomega board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

          5.     The Offer is not subject to any financing condition, but it is subject to various other conditions, including, without limitation, that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by EMC or Purchaser constitutes at least a majority of the total number of then outstanding Shares, assuming (after giving effect to the transactions described under "Purpose of the Offer and Plans for Iomega; The Merger Agreement; Agreements with Iomega's Directors and Executive Officers" in Section 11 of the Offer to Purchase) exercise of all then outstanding options convertible or exchangeable into Shares (as more fully described in Section 13 of the Offer to Purchase "Conditions of the Offer.") The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

          6.     The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

          7.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth on the reverse. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

        Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company (the "Depositary"), of (a) certificates representing such Shares or confirmation of the book-entry transfer with respect to such Shares into the Depositary's account at The Depositary Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. An envelope in which to return your instructions to us is enclosed.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Iomega Corporation
at
$3.85 Net Per Share
Pursuant to the Offer to Purchase dated April 24, 2008
by
Emerge Merger Corporation
a wholly owned subsidiary of
EMC Corporation

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 24, 2008 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by Emerge Merger Corporation, a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of EMC Corporation, a Massachusetts corporation ("EMC"), to purchase for cash all of the outstanding shares of common stock, par value $0.03-1/3 per share (the "Shares"), of Iomega Corporation, a Delaware corporation, at a price of $3.85 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to American Stock Transfer & Trust Company (the "Depositary") and such determination shall be final and binding.

Dated: April 24, 2008

Number of Shares to Be Tendered: Shares*

Sign Below
Account Number:	Signature(s):

Dated: , 2008

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)
*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

        Please return this form to the brokerage firm or other nominee maintaining your account.

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  EXHIBIT (a)(1)(E)